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                                                                  Exhibit 10.12a

                              AGREEMENT AND RELEASE

              This Agreement and Release is made and entered into this 7 day of March, 2000, by and between Jack J. Cayre and GT Interactive Software Corp.

                                   DEFINITIONS

              As used through this Agreement and Release:

              "Cayre" refers to Jack J. Cayre, his heirs, executors, administrators, agents, successors, assigns, and dependents.

              "Company" refers to GT Interactive Software Corp., together with its past, present, and future parents, subsidiaries, and affiliates, and its respective past, present, and future officers, directors, agents, employees, successors, and assigns.

                                    RECITALS

              WHEREAS, Cayre had been employed by the Company pursuant to an Employment Agreement dated as of August 18, 1998 (the "Employment Agreement"); and

              WHEREAS, the Company and Cayre each desires to be released from certain obligations under the Employment Agreement;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the parties agree as follows:

                                    AGREEMENT

              1. The Employment Agreement is terminated effective as of February 18, 2000 (the "Termination Date"), except as to Sections 4 and 6 of the Employment Agreement which shall survive and be deemed to be incorporated herein. Cayre represents that he does not have any claim, action, or proceeding pending against the Company.

              2. Except as necessary to enforce the terms of this Agreement and Release, and in exchange for and in consideration of the promises, covenants, and agreements set forth herein, Cayre hereby releases the Company to the maximum extent permitted by law from any and all manner of claims, demands, causes of action,

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obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which he has or may have for any period prior to the date of the execution of this Agreement and Release, including but not limited to all claims arising out of or related to the termination of his employment with the Company or any rights he may have under the Employment Agreement, all claims for additional compensation or remuneration, all claims for reimbursement of relocation or business expenses (except as set forth in Paragraph 9 hereof), and all claims to any stock or stock options that might otherwise be available under the Employment Agreement, as well as any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act of 1938, as amended, and the New York Human Rights Law, and any claim for attorneys' fees or costs incurred in pursuing any legal claim against the Company.

              3. In full and complete consideration for Cayre's promises, covenants, and agreements set forth herein, the Company will tender to Cayre, and Cayre will accept, the following payments:

              (a) Within thirty days of the Termination Date, the Company will tender to Cayre the Base Salary (as such term is defined in Section 3(a) of the Employment Agreement) and car allowance (as provided in Section 3(b)(ii) of the Employment Agreement) due and payable to Cayre through such Termination Date;

              (b) Severance pay equal to the Base Salary that Cayre would have otherwise received if the terms of the Employment Agreement were in effect for the period from and after the Termination Date and ending on February 18, 2002 (the "Severance Period") (which Base Salary, for purposes of further clarification, shall be (i) $156,288.40 for the period from the Termination Date and ending on August 17, 2000; (ii) $332,022.02 for the period from August 18, 2000 and ending on August 17, 2001; and (iii) $174,979.45 for the period from August 18, 2001 and ending on February 18, 2002, commencing on the Termination Date and payable at the times and in the amounts such Base Salary would have been so paid and pro-rated as applicable through the last date of the Severance Period;

              (c) The automobile allowance of $2,000 per calendar month, as set forth in Section 3(b)(ii) of the Employment Agreement, that Cayre would have received if the terms of the Employment Agreement were in effect during the Severance Period, commencing on the Termination Date and payable at the times and in the amounts such automobile allowance would have been so paid and pro-rated as applicable through the last date of the Severance Period; and


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              (d) In lieu of bonus, with respect to the Company's fiscal year ending (i) on March 31, 2000, $62,344.09 on each of July 1, 2000 and January 1, 2001, (ii) on March 31, 2001, $65,210.92 on each of July 1, 2001 and January 1,
2002, and (iii) on March 31, 2002 (pro-rated through the last date of the Severance Period), $60,183.77 on each of July 31, 2002 and January 1, 2003, which payments are in the aggregate equal to the aggregate amount that would have otherwise been paid to Cayre as a bonus during the Severance Period had Cayre's employment not been terminated.

              4. Cayre shall also continue, during the Severance Period, to participate in the Company's medical plans to the same extent as if Cayre's employment had not been terminated.

              5. The Company hereby acknowledges and agrees that all options previously granted by the Company to Cayre to purchase, in the aggregate, 568 shares of the Company's Common Stock vested and became exercisable by Cayre in full on December 16, 1999, as a result of the consummation of the transaction with Infogrames Entertainment S.A. Such options shall continue to be exercisable until May 18, 2000, on which date they shall expire and cease to be exercisable.

              6. Payment of all compensation and benefits to Cayre hereunder shall be subject to all applicable withholding taxes.

              7. It is a material condition of this Agreement and Release that Cayre shall not make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (a) the Company; (b) any of its products, services, affairs, or operations; or (c) the reputations of any of its past or present directors, officers, employees or agents.

              8. If Cayre breaches his promises and participates in a legal proceeding based on claims he has released, or breaches Paragraph 7 of this Agreement and Release or Sections 4 or 6 of the Employment Agreement, then he agrees (a) to pay for all costs incurred by the Company, including reasonable attorneys' fees, in defending against his claim; (b) that the Company may bring an action for any damages suffered as a result of Cayre's breach of the provisions contained in Paragraph 7 of this Agreement and Release or Sections 4 or 6 of the Employment Agreement; and (c) to pay all other damages awarded by a court of competent jurisdiction.

              9. Cayre acknowledges that the Company is in a period of transition and, accordingly, agrees that he shall, without additional compensation, provide up to ten


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hours per month of consulting service to the Company as may be reasonably required by the Company for the period beginning on the Termination Date and ending on the date six months thereafter (the "Consulting Period"). Upon submission of itemized expense statements in the manner specified by the Company, Cayre shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred during the Consulting Period by Cayre on behalf and at the request of the Company and in accordance with the policies and procedures established by the Company.

              10. In executing this Agreement and Release, the Company does not admit any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

              11. This Agreement and Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              12. The unenforceability or invalidity of any provision or provisions of this Agreement and Release shall not render any other provision or provisions hereof unenforceable or invalid.

              13. This Agreement and Release constitutes the entire agreement between the parties and cannot be altered except in a writing signed by the parties. The parties acknowledge that they entered into this Agreement and Release voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement and Release which are not expressly contained herein.

              14. The parties agree that any disputes concerning the interpretation or application of this Agreement and Release shall be governed by New York law and submitted to a court in New York, without regard to principles of conflict of law or where the parties are located at the time a dispute arises.


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              IN WITNESS WHEREOF, the parties have executed this Agreement and
Release on the date indicated below.

                                             GT INTERACTIVE SOFTWARE CORP.

 /s/ Jack J. Cayre                           By: /s/  Harry Glantz
 -------------------                            ----------------------
 Jack J. Cayre

Sworn to before me this                      Sworn to before me this

 9th  day of  March, 2000                    9th  day of  March, 2000
-----        ------                          -----        ------


/s/ Sarah C. Miley Dolan                     /s/ Sarah C. Miley Dolan
-----------------------------                ----------------------------
Notary Public                                Notary Public

Sarah C. Miley                               Sarah C. Miley
Notary Public, State of New York             Notary Public, State of New York
No. 01MI5028041                              No. 01MI5028041
Qualified in Nassau County                   Qualified in Nassau County
Commission Expires April 11, 2002            Commission Expires April 11, 2002


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